Exhibit 10.23
1 Circle Star Way, Suite 200
San Carlos, CA 94070
tel (650) 226-4600
fax (650) 556-1190
www.demandtec.com
May 29, 2007
Mr. William R. Phelps

Dear Bill:
     DemandTec, Inc. (the “Company”) is pleased to offer you employment on the following terms:
          1. Position. The Company will employ you in a full-time position. Your title will be Senior Vice President, Professional Services and you will initially report to the Company’s Chief Executive Officer. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
          2. Base Salary. The Company will pay you a starting salary at the rate of $225,000 per year, less applicable taxes, payable in accordance with the Company’s standard payroll schedule.
          3. Variable Compensation. In addition to your base salary, you will be eligible to receive additional variable compensation as outlined under the company’s Variable Incentive Compensation Plan. The annual variable compensation payment is targeted to be $112,500 upon 100% achievement and payout of the Plan. Your eligibility to participate in the Plan starts on your hire date.
          4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. These benefits are described in the employee benefit summary that will be presented to you upon your first day of employment. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
          5. Stock Options. So that you may participate in the Company’s success, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock, subject to the approval of the Company’s Board of Directors. The exercise price of such shares will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors. The option will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 12.5% of the option shares after six months of continuous service, and the balance will vest in equal monthly installments over the next 42 months of continuous service, as described in the applicable Stock Option Agreement.
If the Company is subject to a Change of Control (as defined in the Plan) and you are subject to a Constructive Termination within 12 months of that Change in Control, then you will be vested in an additional 50% of your unvested option shares as of the date of your termination of employment and the Company will continue to pay your base salary for a period of 3 months following the date of your termination of employment. In the event you are enrolled in the Company’s health plans and should you be subject to a Constructive Termination within 12 months of that Change in Control, the Company will pay you an after-tax amount equal to three (3) months of COBRA expense for your health insurance in effect at the time of your termination.

“Constructive Termination” means either (a) that your service is terminated by the Company without Cause, or (b) that you resign because (i) you have been assigned to duties which reflect a material adverse change in your authority or responsibility with the Company or any successor, (ii) the annual rate of your base salary was reduced by the Company, or (iii) the Company has relocated your principal place of work by a distance of 35 miles or more. “Cause” means (a) any breach of the Proprietary Information and Inventions Agreement between you and the Company; (b) conviction of, or a plea of “guilty” or “no contest” to a felony under the laws of the United States or any State or any crime involving moral turpitude; (c) your participation in any fraud against the Company; or (d) your intentional damage to any material property of the Company or other gross misconduct. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging any person in its service.
          6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
          7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
          8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
          9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
          10. Entire Agreement. This letter agreement supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter agreement.
     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Employee Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on Thursday, May 31, 2007. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before June 18, 2007.
If you have any questions, please call Mark Culhane at 650-226-4800.

Very truly yours,
/s/ Mark A Culhane
Mark A. Culhane
Executive Vice President and Chief Financial Officer DemandTec, Inc

I have read and accept this employment offer

/s/ William R. Phelps	5/30/07

Signature of William R. Phelps	Dated:
Attachment
Exhibit A: Employee Proprietary Information and Inventions Agreement